Exhibit 99.1

ARCH CAPITAL GROUP LTD.

Earnings Release Supplement

As of March 31, 2008

Wessex House, 4th Floor
45 Reid Street
Hamilton HM 12 Bermuda

441-278-9250
441-278-9255 fax

PRESS RELEASE
NASDAQ Symbol ACGL	CONTACT:
For Immediate Release	John D. Vollaro
Executive Vice President and
Chief Financial Officer

ARCH CAPITAL GROUP LTD. REPORTS 2008 FIRST QUARTER RESULTS

HAMILTON, BERMUDA, April 24, 2008 — Arch Capital Group Ltd. (NASDAQ: ACGL) reports that net income available to common shareholders for the 2008 first quarter was $189.4 million, or $2.78 per share, compared to $198.6 million, or $2.59 per share, for the 2007 first quarter. The Company also reported after-tax operating income available to common shareholders of $202.0 million, or $2.97 per share, for the 2008 first quarter, compared to $204.7 million, or $2.67 per share, for the 2007 first quarter. All earnings per share amounts discussed in this release are on a diluted basis.

The Company’s book value per common share, including the net effect of share repurchases, increased to $56.92 at March 31, 2008 from $55.12 per share at December 31, 2007. The Company’s after-tax operating income available to common shareholders represented a 21.9% annualized return on average common equity for the 2008 first quarter, compared to 24.4% for the 2007 first quarter. After-tax operating income available to common shareholders, a non-GAAP measure, is defined as net income available to common shareholders, excluding net realized gains or losses, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. See page 7 for a further discussion of after-tax operating income available to common shareholders and Regulation G.

The following table summarizes the Company’s underwriting results:

	Three Months Ended
	March 31,
(U.S. dollars in thousands)	2008	2007

Gross premiums written	$1,053,152	$1,210,614
Net premiums written	811,342	871,745
Net premiums earned	708,234	745,493
Underwriting income	98,371	124,598

Combined ratio	86.2%	83.4%

The following table summarizes, on an after-tax basis, the Company’s consolidated financial data, including a reconciliation of after-tax operating income available to common shareholders to net income available to common shareholders and related diluted per share results:

	Three Months Ended
	March 31,
(U.S. dollars in thousands, except per share data)	2008	2007

After-tax operating income available to common shareholders	$201,983	$204,730
Net realized gains, net of tax	33,136	786
Equity in net income (loss) of investment funds accounted for using the equity method, net of tax	(22,313)	2,642
Net foreign exchange losses, net of tax	(23,384)	(9,607)
Net income available to common shareholders	$189,422	$198,551

Diluted per common share results:
After-tax operating income available to common shareholders	$2.97	$2.67
Net realized gains, net of tax	0.48	0.01
Equity in net income (loss) of investment funds accounted for using the equity method, net of tax	(0.33)	0.04
Net foreign exchange losses, net of tax	(0.34)	(0.13)
Net income available to common shareholders	$2.78	$2.59

Weighted average common shares and common share equivalents outstanding – diluted	68,019,413	76,640,686

The combined ratio represents a measure of underwriting profitability, excluding investment income, and is the sum of the loss ratio and expense ratio. A combined ratio under 100% represents an underwriting profit and a combined ratio over 100% represents an underwriting loss. The combined ratio of the Company’s insurance and reinsurance subsidiaries consisted of a loss ratio of 57.1% and an underwriting expense ratio of 29.1% for the 2008 first quarter, compared to a loss ratio of 56.3% and an underwriting expense ratio of 27.1% for the 2007 first quarter. The loss ratio of 57.1% for the 2008 first quarter was comprised of 35.2 points of paid losses, 10.8 points related to reserves for reported losses and 11.1 points related to incurred but not reported reserves.

In establishing the reserves for losses and loss adjustment expenses, the Company has made various assumptions relating to the pricing of its reinsurance contracts and insurance policies and also has considered available historical industry experience and current industry conditions. The Company’s reserving method to date has been, to a large extent, the expected loss method, which is commonly applied when limited loss experience exists. Any estimates and assumptions made as part of the reserving process could prove to be inaccurate due to several factors, including the fact that relatively limited historical information has been reported to the Company through March 31, 2008. For a discussion of underwriting activities and a review of the Company’s results by operating segment, see “Segment Information” in the Supplemental Financial Information section of this release.

Net investment income for the 2008 first quarter was $122.2 million, compared to $110.0 million for the 2007 first quarter. The increase in net investment income in the 2008 first quarter primarily resulted from a higher level of average invested assets in the 2008 first quarter and also included $3.4 million of interest income resulting from a favorable arbitration decision. The pre-tax investment income yield increased to 4.88% (excluding the arbitration interest) for the 2008 first quarter, compared to 4.84% for the 2007 first quarter. The Company’s investment portfolio, which mainly consists of high quality fixed income securities, had an average Standard & Poor’s quality rating of “AA+” at March 31, 2008 and December 31, 2007. The average effective duration of the Company’s investment portfolio was 3.50 years at March 31, 2008, compared to 3.29 years at December 31, 2007. The increase in the effective duration of the Company’s investment portfolio in the 2008 first quarter was primarily attributable to an increase in the duration of the Company’s municipal bond holdings due to the method of calculating duration on such securities, which relies on the yield relationship of municipal bonds to U.S. Treasuries.

The Company’s investment portfolio includes certain funds that invest in fixed maturity securities which, due to the ownership structure of the funds, are accounted for by the Company using the equity method. In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the market value of the underlying securities in the funds). This method of accounting is different from the way the Company accounts for its other fixed maturity securities. Investment funds accounted for using the equity method totaled $294.4 million at March 31, 2008, compared to $236.0 million at December 31, 2007 and $153.6 million at March 31, 2007.

For the 2008 and 2007 first quarters, the effective tax rates on income before income taxes were 3.9% and 4.0%, respectively, and the effective tax rates on pre-tax operating income available to common shareholders were 2.5% and 4.7%, respectively. The Company’s effective tax rates may fluctuate from period to period based on the relative mix of income reported by jurisdiction primarily due to the varying tax rates in each jurisdiction. The Company’s quarterly tax provision is adjusted to reflect changes in its expected annual effective tax rates, if any.

A significant portion of the Company’s catastrophe-exposed property business is written by a Bermuda-based subsidiary. As a result, on a relative basis, the Company’s effective tax rate is likely to be favorably affected in periods that have a low level of catastrophic losses incurred and adversely impacted in periods with significant catastrophic claims activity. The Company currently expects that its annual effective tax rate on pre-tax operating income available to common shareholders for the year ended December 31, 2008 will be in the range of 2.0% to 4.0%. In addition, the Company’s Bermuda-based reinsurer incurs federal excise taxes for premiums assumed on U.S. risks. Such expenses are included in the Company’s acquisition expenses.

Net foreign exchange losses for the 2008 first quarter of $23.6 million consisted of net unrealized losses of $22.3 million and net realized losses of $1.3 million, compared to net foreign exchange losses for the 2007 first quarter of $9.7 million which consisted of net unrealized losses of $17.2 million and net realized gains of $7.5 million. Net unrealized foreign exchange gains or losses result from the effects of revaluing the Company’s net insurance liabilities required to be settled in foreign currencies at each balance sheet date. The Company holds investments in foreign currencies which are intended to mitigate its exposure to foreign currency fluctuations in its net insurance liabilities. However, changes in the value of such investments due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders’ equity and are not included in the statement of income.

Diluted weighted average common shares and common share equivalents outstanding, used in the calculation of after-tax operating income and net income per common share, were 68.0 million in the 2008 first quarter, compared to 76.6 million in the 2007 first quarter. The lower level of weighted average shares outstanding in the 2008 first quarter was primarily due to the impact of share repurchases as discussed below. Share repurchases during the 2007 first quarter had a minimal impact on the weighted average shares outstanding in the period due to the timing of such transactions.

In February 2007, ACGL’s Board of Directors authorized the investment of up to $1 billion in ACGL’s common shares through a share repurchase program. Repurchases under the program may be effected from time to time in open market or privately negotiated transactions through February 2009. During the 2008 first quarter, ACGL repurchased approximately 2.7 million common shares under the share repurchase program for an aggregate purchase price of $189.8 million. Since the inception of the share repurchase program, ACGL has repurchased approximately 10.5 million common shares for an aggregate purchase price of $726.9 million. As a result of the share repurchase transactions to date, book value per common share was reduced by $1.70 per share at March 31, 2008, compared to $1.45 at December 31, 2007, and weighted average shares outstanding for the 2008 first quarter were reduced by 9.4 million shares. The timing and amount of the repurchase transactions under this program will depend on a variety of factors, including market conditions and corporate and regulatory considerations. For additional information on the Company’s share repurchase program, refer to the supplemental financial information portion of this release.

At March 31, 2008, the Company’s capital of $4.3 billion consisted of $300.0 million of senior notes, representing 7.0% of the total, $325.0 million of preferred shares, representing 7.6% of the total, and common shareholders’ equity of $3.68 billion, representing the balance.

The Company will hold a conference call for investors and analysts at 11:00 a.m. Eastern Time on Friday, April 25, 2008. A live webcast of this call will be available via the Media-Earnings Webcasts section of the Company’s website at http://www.archcapgroup.bm and will be archived on the website from 1:00 p.m. Eastern Time on April 25 through midnight Eastern Time on May 25, 2008. A telephone replay of the conference call also will be available beginning on April 25 at 1:00 p.m. Eastern Time until May 2 at midnight Eastern Time. To access the replay, domestic callers should dial 888-286-8010 (passcode 76628884), and international callers should dial 617-801-6888 (passcode 76628884).

Arch Capital Group Ltd., a Bermuda-based company with over $4.3 billion in capital at March 31, 2008, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (“PLSRA”) provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements. Forward-looking statements, for purposes of the PLSRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a forward-looking nature or their negative or variations or similar terminology.

Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:

•                          the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•                          acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and its insureds and reinsureds;

•                          the Company’s ability to maintain or improve its ratings, which may be affected by its ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;

•                          general economic and market conditions (including inflation, interest rates, foreign currency exchange rates and prevailing credit terms) and conditions specific to the reinsurance and insurance markets in which the Company operates;

•                          competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

•                          the Company’s ability to successfully integrate, establish and maintain operating procedures (including the implementation of improved computerized systems and programs to replace and support manual systems) to effectively support its underwriting initiatives and to develop accurate actuarial data;

•                          the loss of key personnel;

•                          the integration of businesses the Company has acquired or may acquire into its existing operations;

•                          accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting, which for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since relatively limited historical information has been reported to the Company through March 31, 2008;

•                          greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by its insurance and reinsurance subsidiaries;

•                          severity and/or frequency of losses;

•                          claims for natural or man-made catastrophic events in the Company’s insurance or reinsurance business could cause large losses and substantial volatility in its results of operations;

•                          acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•                          losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of its prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in the Company’s periodic reports filed with the SEC;

•                          availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•                          the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;

•                          the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•                          the Company’s investment performance;

•                          material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements;

•                          changes in accounting principles or policies or in the Company’s application of such accounting principles or policies;

•                          changes in the political environment of certain countries in which the Company operates or underwrites business;

•                          statutory or regulatory developments, including as to tax policy and matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers; and

•                          the other matters set forth under Item 1A “Risk Factors”, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of the Company’s Annual Report on Form 10-K, as well as the other factors set forth in the Company’s other documents on file with the SEC, and management’s response to any of the aforementioned factors.

In addition, other general factors could affect the Company’s results, including developments in the world’s financial and capital markets and its access to such markets.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Comment on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company. This presentation includes the use of after-tax operating income available to common shareholders, which is defined as net income available to common shareholders, excluding net realized gains or losses, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. The presentation of after-tax operating income available to common shareholders is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of such measure to net income available to common shareholders (the most directly comparable GAAP financial measure) in accordance with Regulation G is included on page 2 of this release.

The Company believes that net realized gains or losses, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses in any particular period are not indicative of the performance of, or trends in, the Company’s business performance. Although net realized gains or losses, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses, the recognition of equity in net income or loss of investment funds accounted for using the equity method and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic, and, under applicable GAAP accounting, losses on the Company’s investments can be realized as the result of other-than-temporary declines in value without actual realization. The use of the equity method on certain of the Company’s investments in certain funds that invest in fixed maturity securities is driven by the ownership structure of such funds (either limited partnerships or limited liability companies). In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the market value of the underlying securities in the funds). This method of accounting is different from the way the Company accounts for its other fixed maturity securities and the timing of the recognition of equity in net income or loss of investment funds accounted for using the equity method may differ from gains or losses in the future upon sale or maturity of such investments. Due to these reasons, the Company excludes net realized gains or losses, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses from the calculation of after-tax operating income available to common shareholders.

The Company believes that showing net income available to common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to common shareholders, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

Book Value Per Common Share and Share Repurchases

	March 31,	December 31,
(U.S. dollars in thousands, except share data)	2008	2007

Calculation of book value per common share:
Total shareholders’ equity	$4,004,544	$4,035,811
Less preferred shareholders’ equity	(325,000)	(325,000)
Common shareholders’ equity	$3,679,544	$3,710,811
Common shares outstanding (1)	64,649,618	67,318,466
Book value per common share	$56.92	$55.12

	Three Months Ended		Cumulative Results
	March 31,		March 31,	December 31,
(U.S. dollars in thousands, except share data)	2008	2007	2008	2007

Effect of share repurchases:
Aggregate purchase price of shares repurchased	$189,843	$44,475	$726,909	$537,066
Shares repurchased	2,749,909	682,767	10,518,948	7,769,039
Average price per share repurchased	$69.04	$65.14	$69.10	$69.13

Estimated dilutive impact on ending book value per common share (2)	$(0.49)	$(0.17)	$(1.70)	$(1.45)
Estimated net accretive impact on diluted earnings per share (3):	$0.26	$0.00

(1)         Excludes the effects of 5,400,266 and 5,486,033 stock options and 115,053 and 116,453 restricted stock units outstanding at March 31, 2008 and December 31, 2007, respectively.

(2)         As the average price per share repurchased during the periods exceeded the book value per common share at March 31, 2008 and December 31, 2007, the repurchase of shares during the periods reduced book value per common share in the periods presented.

(3)         The estimated impact on diluted earnings per share was calculated comparing reported results versus (i) net income per share plus an estimate of lost net investment income on the share repurchases divided by (ii) weighted average diluted shares outstanding excluding the weighted average impact of share repurchases. The repurchase of shares was accretive to diluted earnings per share in the 2008 first quarter. The repurchase of shares during the 2007 first quarter had a minimal impact on diluted earnings per share due to the timing of such transactions.

Annualized Operating Return on Average Common Equity

	Three Months Ended
	March 31,
(U.S. dollars in thousands)	2008	2007

After-tax operating income available to common shareholders	$201,983	$204,730
Annualized operating income available to common shareholders	807,932	818,920

Beginning common shareholders’ equity	$3,710,811	$3,265,619
Ending common shareholders’ equity	3,679,544	3,458,348
Average common shareholders’ equity	$3,695,178	$3,361,984

Annualized operating return on average common equity	21.9%	24.4%

Selected Information on Losses and Loss Adjustment Expenses

	Three Months Ended
	March 31,
(U.S. dollars in thousands)	2008	2007

Components of losses and loss adjustment expenses
Paid losses and loss adjustment expenses	$249,499	$274,367
Increase in unpaid losses and loss adjustment expenses	154,918	145,694
Total losses and loss adjustment expenses	$404,417	$420,061

Estimated net (favorable) adverse development in prior year loss reserves, net of related adjustments
Net impact on underwriting results:
Insurance	$(5,610)	$2,926
Reinsurance	(51,050)	(46,227)
Total	$(56,660)	$(43,301)

Impact on losses and loss adjustment expenses:
Insurance	$(5,776)	$(899)
Reinsurance	(51,086)	(46,754)
Total	$(56,862)	$(47,653)

Impact on acquisition expenses, net:
Insurance	$166	$3,825
Reinsurance	36	527
Total	$202	$4,352

Impact on combined ratio:
Insurance	(1.3)%	0.7%
Reinsurance	(17.7)%	(13.9)%
Total	(8.0)%	(5.8)%

Impact on loss ratio:
Insurance	(1.4)%	(0.2)%
Reinsurance	(17.7)%	(14.1)%
Total	(8.0)%	(6.4)%

Impact on acquisition expense ratio:
Insurance	0.1%	0.9%
Reinsurance	0.0%	0.2%
Total	0.0%	0.6%

Estimated net losses incurred from current period catastrophic events (1)
Insurance	$20,300	—
Reinsurance	5,774	15,758
Total	$26,074	$15,758

Impact on loss ratio:
Insurance	4.8%	—
Reinsurance	2.0%	4.8%
Total	3.7%	2.1%

(1)        Equals estimated losses from catastrophic events occurring in the current accident year, net of reinsurance and reinstatement premiums. Amounts shown for the insurance segment are for named catastrophic events only. Amounts shown for the reinsurance segment include (i) named events with over $5 million of losses incurred by its Bermuda operations and (ii) all catastrophe losses incurred by its U.S. operations.

Investment Information

	Three Months Ended March 31,
(U.S. dollars in thousands)	2008	2007

Net investment income:
Total	$122,193	$110,047
Per share	$1.80	$1.44

Pre-tax investment income yield (at amortized cost)	4.88%	4.84%
After-tax investment income yield (at amortized cost)	4.75%	4.68%

Cash flow from operations	$334,545	$403,131

	March 31,	December 31,
(U.S. dollars in thousands)	2008	2007

Investable assets:
Fixed maturities available for sale, at fair value	$7,591,695	$7,137,998
Fixed maturities pledged under securities lending agreements, at fair value (1)	1,189,050	1,462,826
Total fixed maturities	8,780,745	8,600,824
Short-term investments available for sale, at fair value	631,285	699,036
Short-term investments pledged under securities lending agreements, at fair value (1)	1,036	219
Cash	258,680	239,915
Other investments (2)
Mutual funds	253,947	286,146
Privately held securities and other	62,305	67,548
Investment funds accounted for using the equity method (3)	294,379	235,975
Securities transactions entered into but not settled at the balance sheet date	(39,640)	(5,796)
Total investable assets (1)	$10,242,737	$10,123,867

Fixed income portfolio (1):
Average effective duration (in years)	3.50	3.29
Average credit quality (Standard & Poors)	AA+	AA+
Imbedded book yield (before investment expenses)	4.82%	5.03%

(1)         In securities lending transactions, the Company receives collateral in excess of the fair value of the fixed maturities and short-term investments pledged under securities lending agreements. For purposes of this table, the Company has excluded the collateral received at March 31, 2008 and December 31, 2007 of $1.23 billion and $1.5 billion, respectively, which is reflected as “short-term investment of funds received under securities lending agreements, at fair value” and included the $1.19 billion and $1.46 billion, respectively, of “fixed maturities and short-term investments pledged under securities lending agreements, at fair value.”

(2)         Other investments include (i) mutual funds which invest in fixed maturity securities and international equity index funds; and (ii) privately held securities and other which include the Company’s investment in Aeolus LP and other privately held securities and preferred stocks.

(3)         The Company’s investment portfolio includes certain funds that invest in fixed maturity securities which, due to the ownership structure of the funds, are accounted for by the Company using the equity method. In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the market value of the underlying securities in the funds). Changes in the carrying value of such investments are recorded as ‘Equity in net income (loss) of investment funds accounted for using the equity method’ rather than as an unrealized gain or loss component of accumulated other comprehensive income in shareholders’ equity as are changes in the carrying value of the Company’s other fixed income investments.

The following table summarizes the Company’s fixed maturities and fixed maturities pledged under securities lending agreements:

(U.S. dollars in thousands)	Estimated Fair Value	Gross Unrealized Gains	Gross Unrealized Losses	Amortized Cost

March 31, 2008:
Corporate bonds	$2,380,756	$63,605	$(32,568)	$2,349,719
Commercial mortgage backed securities	1,334,521	17,326	(6,536)	1,323,731
Mortgage backed securities	1,333,473	19,605	(41,664)	1,355,532
Municipal bonds	1,184,123	17,156	(3,156)	1,170,123
Asset backed securities	1,082,196	15,956	(7,020)	1,073,260
U.S. government and government agencies	1,028,256	29,468	(735)	999,523
Non-U.S. government securities	437,420	34,497	(2,259)	405,182
Total	$8,780,745	$197,613	$(93,938)	$8,677,070

December 31, 2007:
Corporate bonds	$2,452,527	$40,296	$(10,994)	$2,423,225
Commercial mortgage backed securities	1,315,680	17,339	(558)	1,298,899
Mortgage backed securities	1,234,596	14,211	(4,087)	1,224,472
Municipal bonds	990,325	13,213	(195)	977,307
Asset backed securities	1,008,030	9,508	(4,030)	1,002,552
U.S. government and government agencies	1,165,423	21,598	(447)	1,144,272
Non-U.S. government securities	434,243	28,032	(3,056)	409,267
Total	$8,600,824	$144,197	$(23,367)	$8,479,994

The following table provides information on the Company’s asset backed securities (“ABS”) at March 31, 2008:

				Estimated Fair Value
		Average				% of
(U.S. dollars in thousands)	Par Value	Credit Quality	Effective Duration	Total	% of Class	Investable Assets

Sector:
Autos	$323,570	AAA	1.10	$326,153	30.2	3.2
Credit cards	565,907	AAA	2.49	573,992	53.0	5.6
Rate reduction bonds	114,750	AAA	2.57	118,163	10.9	1.2
Other	22,609	AAA	0.41	22,226	2.1	0.2
	$1,026,836	AAA	2.02	$1,040,534	96.2	10.2

Home equity (1)	$34,718	AAA	0.01	$31,527	2.9	0.3
	18,992	AA	0.01	7,644	0.7	0.1
	513	A	0.01	321	0.0	0.0
	3,862	BBB	0.06	1,272	0.1	0.0
	3,679	CCC	0.02	898	0.1	0.0
	$61,764	AA+	0.01	$41,662	3.8	0.4

Total ABS	$1,088,600	AAA	1.94	$1,082,196	100.0	10.6

(1) The home equity ABS category includes the following subprime mortgage holdings:	$58,482	AA+	0.01	$39,677

The following table provides information on the Company’s mortgage backed securities (“MBS”) and commercial mortgage backed securities (“CMBS”) at March 31, 2008:

				Estimated Fair Value
(U.S. dollars in thousands)	Issuance Year	Par Value	Average Credit Quality	Total	% of Asset Class	% of Investable Assets

MBS:
Agency MBS	—	$796,449	AAA	$811,342	60.9	7.9

Prime non-agency MBS	2002	$8,448	AAA	$8,331	0.6	0.1
	2003	23,371	AAA	22,798	1.7	0.2
	2004	79,484	AAA	76,136	5.7	0.8
	2005	109,070	AAA	96,116	7.2	0.9
	2006	157,673	AAA	144,008	10.8	1.4
	2007	194,428	AAA	174,742	13.1	1.7
		$572,474	AAA	$522,131	39.1	5.1

Total MBS		$1,368,923	AAA	$1,333,473	100.0	13.0

CMBS:
Agency CMBS	—	$545,934	Gov’t	$548,130	41.1	5.3

Non-agency CMBS	1998	$3,400	AAA	$3,605	0.3	0.0
	1999	39,624	AAA	40,129	3.0	0.4
	2000	137,877	AAA	140,948	10.6	1.4
	2001	111,573	AAA	114,125	8.5	1.1
	2002	81,664	AAA	80,870	6.0	0.8
	2003	135,590	AAA	130,586	9.8	1.3
	2004	77,932	AAA	75,591	5.7	0.7
	2005	78,610	AAA	74,999	5.6	0.7
	2006	37,033	AAA	36,219	2.7	0.4
	2007	90,495	AAA	89,319	6.7	0.9
		$793,798	AAA	$786,391	58.9	7.7

Total CMBS		$1,339,732	AAA	$1,334,521	100.0	13.0

Additional Statistics:

	Prime Non- Agency MBS	Non-Agency CMBS (1)
Weighted average loan age (months)	28	60
Weighted average life (months) (2)	67	49
Weighted average loan-to-value % (3)	65.0%	66.0%
Total delinquencies (4)	3.7%	0.7%
Current credit support % (5)	11.6%	25.0%

(1) Loans defeased with government/agency obligations represented approximately 24% of the collateral underlying the Company’s non-agency CMBS holdings.

(2) The weighted average life for MBS is based on the interest rates in effect at March 31, 2008. The weighted average life for non-agency CMBS reflects the average life of the collateral underlying the Company’s non-agency CMBS holdings.

(3) The range of loan-to-values on MBS is 23% to 89% while the range of loan-to-values on CMBS is 50% to 73%.

(4) Total delinquencies for MBS includes 60 days and over while CMBS includes 30 days and over.

(5) Current credit support % represents the percentage for a collateralized mortgage obligation (“CMO”) or CMBS class/tranche from other subordinate classes in the same CMO or CMBS deal.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(U.S. dollars in thousands, except share data)

	(Unaudited)
	Three Months Ended March 31,
	2008	2007
Revenues
Net premiums written	$811,342	$871,745
Increase in unearned premiums	(103,108)	(126,252)
Net premiums earned	708,234	745,493
Net investment income	122,193	110,047
Net realized gains (losses)	35,975	(981)
Fee income	1,068	1,969
Equity in net income (loss) of investment funds accounted for using the equity method	(22,313)	2,642
Other income	4,036	604
Total revenues	849,193	859,774

Expenses
Losses and loss adjustment expenses	404,417	420,061
Acquisition expenses	114,639	120,128
Other operating expenses	97,187	90,813
Interest expense	5,524	5,523
Net foreign exchange losses	23,587	9,742
Total expenses	645,354	646,267

Income before income taxes	203,839	213,507

Income tax expense	7,956	8,495

Net income	195,883	205,012

Preferred dividends	6,461	6,461

Net income available to common shareholders	$189,422	$198,551

Net income per common share
Basic	$2.90	$2.69
Diluted	$2.78	$2.59

Weighted average common shares and common share equivalents outstanding
Basic	65,295,516	73,931,996
Diluted	68,019,413	76,640,686

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except share data)

	(Unaudited)
	March 31,	December 31,
	2008	2007
Assets
Investments:
Fixed maturities available for sale, at fair value (amortized cost: 2008, $7,511,224; 2007, $7,037,272)	$7,591,695	$7,137,998
Short-term investments available for sale, at fair value (amortized cost: 2008, $629,249; 2007, $700,262)	631,285	699,036
Short-term investment of funds received under securities lending agreements, at fair value	1,228,868	1,503,723
Other investments (cost: 2008, $308,075; 2007, $323,950)	316,252	353,694
Investment funds accounted for using the equity method	294,379	235,975
Total investments	10,062,479	9,930,426

Cash	258,680	239,915
Accrued investment income	73,686	73,862
Fixed maturities and short-term investments pledged under securities lending agreements, at fair value	1,190,086	1,463,045
Premiums receivable	880,946	729,628
Funds held by reinsureds	72,844	74,752
Unpaid losses and loss adjustment expenses recoverable	1,652,117	1,609,619
Paid losses and loss adjustment expenses recoverable	110,962	132,289
Prepaid reinsurance premiums	419,046	480,462
Deferred income tax assets, net	55,645	57,051
Deferred acquisition costs, net	311,364	290,059
Receivable for securities sold	671,354	17,359
Other assets	595,266	525,800
Total Assets	$16,354,475	$15,624,267

Liabilities
Reserve for losses and loss adjustment expenses	$7,319,141	$7,092,452
Unearned premiums	1,810,324	1,765,881
Reinsurance balances payable	322,280	301,309
Senior notes	300,000	300,000
Securities lending collateral	1,228,868	1,503,723
Payable for securities purchased	710,994	23,155
Other liabilities	658,324	601,936
Total Liabilities	12,349,931	11,588,456

Commitments and Contingencies

Shareholders’ Equity
Non-cumulative preferred shares ($0.01 par value, 50,000,000 shares authorized)
- Series A (issued: 2008 and 2007, 8,000,000)	80	80
- Series B (issued: 2008 and 2007, 5,000,000)	50	50
Common shares ($0.01 par value, 200,000,000 shares authorized, issued: 2008, 64,649,618; 2007, 67,318,466)	646	673
Additional paid-in capital	1,269,821	1,451,667
Retained earnings	2,617,539	2,428,117
Accumulated other comprehensive income, net of deferred income tax	116,408	155,224
Total Shareholders’ Equity	4,004,544	4,035,811
Total Liabilities and Shareholders’ Equity	$16,354,475	$15,624,267

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(U.S. dollars in thousands)

	(Unaudited)
	Three Months Ended
	March 31,
	2008	2007
Non-Cumulative Preferred Shares
Balance at beginning and end of period	$130	$130

Common Shares
Balance at beginning of year	673	743
Common shares issued, net	0	1
Purchases of common shares under share repurchase program	(27)	(7)
Balance at end of period	646	737

Additional Paid-in Capital
Balance at beginning of year	1,451,667	1,944,304
Common shares issued	0	109
Exercise of stock options	3,749	6,997
Common shares retired	(190,278)	(46,291)
Amortization of share-based compensation	4,600	4,306
Other	83	700
Balance at end of period	1,269,821	1,910,125

Retained Earnings
Balance at beginning of year	2,428,117	1,593,907
Adjustment to adopt SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140”	—	2,111
Balance at beginning of year, as adjusted	2,428,117	1,596,018
Dividends declared on preferred shares	(6,461)	(6,461)
Net income	195,883	205,012
Balance at end of period	2,617,539	1,794,569

Accumulated Other Comprehensive Income (Loss)
Balance at beginning of year	155,224	51,535
Adjustment to adopt SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140”	—	(2,111)
Balance at beginning of year, as adjusted	155,224	49,424
Change in unrealized appreciation (decline) in value of investments, net of deferred income tax	(37,577)	20,587
Foreign currency translation adjustments, net of deferred income tax	(1,239)	7,776
Balance at end of period	116,408	77,787

Total Shareholders’ Equity	$4,004,544	$3,783,348

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

 (U.S. dollars in thousands)

	(Unaudited)
	Three Months Ended
	March 31,
	2008	2007
Comprehensive Income
Net income	$195,883	$205,012
Other comprehensive income (loss), net of deferred income tax
Unrealized decline in value of investments:
Unrealized holding gains arising during period	12,707	22,014
Reclassification of net realized gains, net of income taxes, included in net income	(50,284)	(1,427)
Foreign currency translation adjustments	(1,239)	7,776
Other comprehensive (loss) income	(38,816)	28,363
Comprehensive Income	$157,067	$233,375

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. dollars in thousands)

	(Unaudited)
	Three Months Ended
	March 31,
	2008	2007
Operating Activities
Net income	$195,883	$205,012
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized (gains) losses	(33,791)	1,097
Equity in net (income) loss of investment funds accounted for using the equity method and other income	18,277	(3,246)
Share-based compensation	4,600	4,306
Changes in:
Reserve for losses and loss adjustment expenses, net of unpaid losses and loss adjustment expenses recoverable	182,498	147,462
Unearned premiums, net of prepaid reinsurance premiums	105,497	127,107
Premiums receivable	(148,197)	(203,707)
Deferred acquisition costs, net	(21,319)	(23,700)
Funds held by reinsureds	1,908	21,602
Reinsurance balances payable	19,677	91,498
Other liabilities	40,490	1,296
Other items, net	(30,978)	34,404
Net Cash Provided By Operating Activities	334,545	403,131
Investing Activities
Purchases of fixed maturity investments	(3,772,652)	(5,047,868)
Proceeds from sales of fixed maturity investments	3,523,338	4,326,607
Proceeds from redemptions and maturities of fixed maturity investments	136,932	183,984
Purchases of other investments	(146,815)	(151,978)
Proceeds from sales of other investments	65,226	54,754
Net sales of short-term investments	74,201	188,663
Change in securities lending collateral	274,855	(268,722)
Purchases of furniture, equipment and other	(3,045)	(4,138)
Net Cash Provided By (Used For) Investing Activities	152,040	(718,698)
Financing Activities
Purchases of common shares under share repurchase program	(189,843)	(44,475)
Proceeds from common shares issued, net	2,540	3,145
Change in securities lending collateral	(274,855)	268,722
Excess tax benefits from share-based compensation	660	2,355
Preferred dividends paid	(6,461)	(6,461)
Net Cash (Used For) Provided By Financing Activities	(467,959)	223,286
Effects of exchange rate changes on foreign currency cash	139	513
Increase (decrease) in cash	18,765	(91,768)
Cash beginning of year	239,915	317,017
Cash end of period	$258,680	$225,249
Income taxes paid, net	$2,510	$596
Interest paid	—	—

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

SEGMENT INFORMATION

The Company classifies its businesses into two underwriting segments – insurance and reinsurance – and a corporate and other segment (non-underwriting). The Company’s insurance and reinsurance operating segments each have segment managers who are responsible for the overall profitability of their respective segments and who are directly accountable to the Company’s chief operating decision makers, the President and Chief Executive Officer of ACGL and the Chief Financial Officer of ACGL. The chief operating decision makers do not assess performance, measure return on equity or make resource allocation decisions on a line of business basis. The Company determined its reportable operating segments using the management approach described in SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information.”

Management measures segment performance based on underwriting income or loss. The Company does not manage its assets by segment and, accordingly, investment income is not allocated to each underwriting segment. In addition, other revenue and expense items are not evaluated by segment. The accounting policies of the segments are the same as those used for the preparation of the Company’s consolidated financial statements. Inter-segment insurance business is allocated to the segment accountable for the underwriting results.

The insurance segment consists of the Company’s insurance underwriting subsidiaries which primarily write on both an admitted and non-admitted basis. The insurance segment consists of nine specialty product lines: casualty; construction and national accounts; executive assurance; healthcare; professional liability; programs; property, marine and aviation; surety; and other (consisting of collateral protection business, excess workers’ compensation and employers’ liability business and travel and accident business).

The reinsurance segment consists of the Company’s reinsurance underwriting subsidiaries. The reinsurance segment generally seeks to write significant lines on specialty property and casualty reinsurance treaties. Classes of business include: casualty; marine and aviation; other specialty; property catastrophe; property excluding property catastrophe (losses on a single risk, both excess of loss and pro rata); and other (consisting of non-traditional and casualty clash business).

The corporate and other segment (non-underwriting) includes net investment income, other fee income, net of related expenses, other income (loss), other expenses incurred by the Company, interest expense, net realized gains or losses, equity in net income (loss) of investment funds accounted for using the equity method, net foreign exchange gains or losses and income taxes. In addition, results for the corporate and other segment included dividends on the Company’s non-cumulative preferred shares.

The following tables set forth underwriting income or loss by segment, together with a reconciliation of underwriting income to net income available to common shareholders:

	Three Months Ended
	March 31, 2008
(U.S. dollars in thousands)	Insurance	Reinsurance	Total

Gross premiums written (1)	$626,348	$433,827	$1,053,152
Net premiums written	402,764	408,578	811,342

Net premiums earned	$419,100	$289,134	$708,234
Fee income	882	186	1,068
Losses and loss adjustment expenses	(287,303)	(117,114)	(404,417)
Acquisition expenses, net	(51,889)	(62,750)	(114,639)
Other operating expenses	(73,637)	(18,238)	(91,875)
Underwriting income	$7,153	$91,218	98,371

Net investment income			122,193
Net realized gains			35,975
Equity in net income (loss) of investment funds accounted for using the equity method			(22,313)
Other income			4,036
Other expenses			(5,312)
Interest expense			(5,524)
Net foreign exchange losses			(23,587)
Income before income taxes			203,839
Income tax expense			(7,956)

Net income			195,883
Preferred dividends			(6,461)
Net income available to common shareholders			$189,422

Underwriting Ratios
Loss ratio	68.6%	40.5%	57.1%
Acquisition expense ratio (2)	12.2%	21.7%	16.1%
Other operating expense ratio	17.6%	6.3%	13.0%
Combined ratio	98.4%	68.5%	86.2%

(1)         Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)         The acquisition expense ratio is adjusted to include certain fee income.

	Three Months Ended
	March 31, 2007
(U.S. dollars in thousands)	Insurance	Reinsurance	Total

Gross premiums written (1)	$661,210	$558,654	$1,210,614
Net premiums written	428,344	443,401	871,745

Net premiums earned	$413,847	$331,646	$745,493
Fee income	1,425	544	1,969
Losses and loss adjustment expenses	(259,322)	(160,739)	(420,061)
Acquisition expenses, net	(46,695)	(73,433)	(120,128)
Other operating expenses	(68,894)	(13,781)	(82,675)
Underwriting income	$40,361	$84,237	124,598

Net investment income			110,047
Net realized losses			(981)
Equity in net income (loss) of investment funds accounted for using the equity method			2,642
Other income			604
Other expenses			(8,138)
Interest expense			(5,523)
Net foreign exchange losses			(9,742)
Income before income taxes			213,507
Income tax expense			(8,495)

Net income			205,012
Preferred dividends			(6,461)
Net income available to common shareholders			$198,551

Underwriting Ratios
Loss ratio	62.7%	48.5%	56.3%
Acquisition expense ratio (2)	11.1%	22.1%	16.0%
Other operating expense ratio	16.6%	4.2%	11.1%
Combined ratio	90.4%	74.8%	83.4%

(1)         Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)         The acquisition expense ratio is adjusted to include certain fee income.

The following table sets forth the insurance segment’s net premiums written and earned by major line of business, together with net premiums written by client location:

	Three Months Ended
	March 31,
	2008		2007
INSURANCE SEGMENT		% of		% of
(U.S. dollars in thousands)	Amount	Total	Amount	Total

Net premiums written
Property, marine and aviation	$98,162	24.4	$84,863	19.8
Construction and national accounts	61,211	15.2	60,483	14.1
Programs	54,583	13.5	58,323	13.6
Professional liability	54,081	13.4	58,355	13.6
Executive assurance	42,169	10.5	44,091	10.3
Casualty	27,618	6.9	43,091	10.1
Healthcare	10,997	2.7	21,530	5.0
Surety	10,867	2.7	18,747	4.4
Other (1)	43,076	10.7	38,861	9.1
Total	$402,764	100.0	$428,344	100.0

Net premiums earned
Property, marine and aviation	$84,992	20.3	$81,804	19.8
Construction and national accounts	57,115	13.6	47,975	11.6
Programs	56,987	13.6	56,209	13.6
Professional liability	68,810	16.4	67,884	16.4
Executive assurance	44,408	10.6	45,378	11.0
Casualty	41,772	10.0	51,542	12.4
Healthcare	13,445	3.2	19,844	4.8
Surety	13,499	3.2	19,129	4.6
Other (1)	38,072	9.1	24,082	5.8
Total	$419,100	100.0	$413,847	100.0

Net premiums written by client location
United States	$279,255	69.3	$320,005	74.7
Europe	86,300	21.4	74,935	17.5
Other	37,209	9.3	33,404	7.8
Total	$402,764	100.0	$428,344	100.0

Net premiums written by underwriting location
United States	$287,207	71.3	$331,557	77.4
Europe	102,011	25.3	82,016	19.1
Other	13,546	3.4	14,771	3.5
Total	$402,764	100.0	$428,344	100.0

(1)          Includes excess workers’ compensation and employers’ liability business and travel and accident business.

The following table sets forth the reinsurance segment’s net premiums written and earned by major line of business and type of business, together with net premiums written by client location:

	Three Months Ended
	March 31,
	2008		2007
REINSURANCE SEGMENT		% of		% of
(U.S. dollars in thousands)	Amount	Total	Amount	Total

Net premiums written
Property catastrophe	$106,224	26.0	$80,659	18.2
Casualty (1)	105,987	26.0	144,476	32.6
Property excluding property catastrophe (2)	95,922	23.5	94,944	21.4
Other specialty	75,680	18.5	73,996	16.7
Marine and aviation	22,164	5.4	43,715	9.8
Other	2,601	0.6	5,611	1.3
Total	$408,578	100.0	$443,401	100.0

Net premiums earned
Property catastrophe	$50,281	17.4	$34,691	10.5
Casualty (1)	107,648	37.2	140,444	42.4
Property excluding property catastrophe (2)	63,341	21.9	73,039	22.0
Other specialty	38,484	13.3	52,042	15.7
Marine and aviation	27,431	9.5	26,622	8.0
Other	1,949	0.7	4,808	1.4
Total	$289,134	100.0	$331,646	100.0

Net premiums written
Pro rata	$215,419	52.7	$263,815	59.5
Excess of loss	193,159	47.3	179,586	40.5
Total	$408,578	100.0	$443,401	100.0

Net premiums earned
Pro rata	$192,076	66.4	$242,439	73.1
Excess of loss	97,058	33.6	89,207	26.9
Total	$289,134	100.0	$331,646	100.0

Net premiums written by client location
United States	$217,179	53.2	$253,991	57.3
Europe	143,920	35.2	124,338	28.0
Bermuda	34,060	8.3	50,841	11.5
Other	13,419	3.3	14,231	3.2
Total	$408,578	100.0	$443,401	100.0

Net premiums written by underwriting location
Bermuda	$220,669	54.0	$252,028	56.8
United States	154,480	37.8	180,362	40.7
Other	33,429	8.2	11,011	2.5
Total	$408,578	100.0	$443,401	100.0

(1)          Includes professional liability, executive assurance and healthcare business.

(2)          Includes facultative business.

Discussion of 2008 First Quarter Performance

Insurance Segment

	Three Months Ended
	March 31,
(U.S. dollars in thousands)	2008	2007

Gross premiums written	$626,348	$661,210
Net premiums written	402,764	428,344
Net premiums earned	419,100	413,847
Underwriting income	7,153	40,361

Loss ratio	68.6%	62.7%
Acquisition expense ratio	12.2%	11.1%
Other operating expense ratio	17.6%	16.6%
Combined ratio	98.4%	90.4%

Gross premiums written by the insurance segment in the 2008 first quarter were 5.3% lower than in the 2007 first quarter, while net premiums written were 6.0% lower as the insurance segment maintained underwriting discipline in response to the current rate environment. Net premiums earned by the insurance segment in the 2008 first quarter were 1.3% higher than in the 2007 first quarter, and reflect changes in net premiums written over the previous five quarters, including the mix and type of business written.

The loss ratio for the insurance segment was 68.6% in the 2008 first quarter, compared to 62.7% for the 2007 first quarter. The 2008 first quarter loss ratio included 4.8 points related to the Australian floods in the period and 2.8 points related to large specific risk losses in short-tail lines in the period, while the 2007 first quarter loss ratio included 1.3 points related to large specific risk losses. The 2008 first quarter loss ratio reflected a 1.4 point reduction related to estimated net favorable development in prior year loss reserves, compared to a 0.2 point reduction in prior year loss reserves in the 2007 first quarter. The estimated net favorable development in the 2008 first quarter was primarily in medium-tail and longer-tail lines, partially offset by adverse development from short-tail lines which primarily resulted from higher than expected claims development on property, marine and aviation business. The insurance segment’s loss ratio in the 2008 first quarter also reflects an increase in expected loss ratios across a number of lines of business and changes in the mix of business.

The insurance segment’s underwriting expense ratio was 29.8% in the 2008 first quarter, compared to 27.7% in the 2007 first quarter. The acquisition expense ratio was 12.2% for the 2008 first quarter, compared to 11.1% for the 2007 first quarter. The acquisition expense ratio is influenced by, among other things, (1) the amount of ceding commissions received from unaffiliated reinsurers, (2) the amount of business written on a surplus lines (non-admitted) basis and (3) mix of business. The acquisition expense ratio in the 2008 first quarter reflects changes in the form of reinsurance ceded and the mix of business. The insurance segment’s other operating expense ratio was 17.6% for the 2008 first quarter, compared to 16.6% in the 2007 first quarter. The higher operating expense ratio in the 2008 first quarter compared to the 2007 first quarter was primarily due to growth in operating expenses without a proportionate increase in net premiums earned.

Reinsurance Segment

	Three Months Ended
	March 31,
(U.S. dollars in thousands)	2008	2007

Gross premiums written	$433,827	$558,654
Net premiums written	408,578	443,401
Net premiums earned	289,134	331,646
Underwriting income	91,218	84,237

Loss ratio	40.5%	48.5%
Acquisition expense ratio	21.7%	22.1%
Other operating expense ratio	6.3%	4.2%
Combined ratio	68.5%	74.8%

Gross premiums written by the reinsurance segment in the 2008 first quarter were 22.3% lower than in the 2007 first quarter, with reductions in all treaty lines of business. The reinsurance segment’s Bermuda-based reinsurer, Arch Re Bermuda, ceded certain lines of property and marine premiums written under a quota share reinsurance treaty (the “Treaty”) to Flatiron Re Ltd. Under the Treaty, Flatiron Re Ltd. assumed a 45% quota share of certain lines of property and marine business underwritten by Arch Re Bermuda for the 2006 and 2007 underwriting years (the percentage ceded was increased from 45% to 70% of covered business bound from June 28, 2006 until August 15, 2006 provided such business did not incept beyond September 30, 2006). On December 31, 2007, the Treaty expired by its terms. For its January 1 renewals, Arch Re Bermuda adjusted its book of business in light of the expiration of the Treaty. In addition, other reductions in the reinsurance segment’s book of business resulted from continued competition which led to non-renewals or lower shares written.

Ceded premiums written by the reinsurance segment were 5.8% of gross premiums written for the 2008 first quarter, compared to 20.6% for the 2007 first quarter. In the 2008 first quarter, Arch Re Bermuda ceded $18.4 million, or 4.2% of gross premiums written, of certain lines of property and marine premiums written under the Treaty to Flatiron Re Ltd., compared to $108.9 million, or 19.5%, in the 2007 first quarter, with the lower level due to the expiration of the Treaty. On an earned basis, Arch Re Bermuda ceded $58.9 million to Flatiron Re Ltd. in the 2008 first quarter, compared to $66.0 million in the 2007 first quarter. Commission income from the Treaty (in excess of the reimbursement of direct acquisition expenses) reduced the reinsurance segment’s acquisition expense ratio by 3.3 points in the 2008 first quarter, compared to 2.8 points in the 2007 first quarter. At March 31, 2008, $104.5 million of premiums ceded to Flatiron Re Ltd. were unearned. The attendant premiums earned, losses incurred and acquisition expenses will primarily be reflected in the reinsurance segment’s results during the balance of 2008.

Net premiums written by the reinsurance segment in the 2008 first quarter were 7.9% lower than in the 2007 first quarter, while net premiums earned in the 2008 first quarter were 12.8% lower than in the 2007 first quarter. The decrease in net premiums earned in the 2008 first quarter primarily resulted from changes in net premiums written over the previous five quarters, including the mix and type of business written.

The reinsurance segment’s loss ratio was 40.5% in the 2008 first quarter, compared to 48.5% for the 2007 first quarter. The loss ratio for the 2008 first quarter reflected a 17.7 point reduction related to estimated net favorable development in prior year loss reserves, compared to a 14.1 point reduction in the 2007 first quarter. The estimated net favorable development in the 2008 first quarter was primarily in short-tail lines and resulted from better than anticipated loss emergence. The 2008 first quarter loss ratio also reflected approximately 2.0 points of catastrophic activity, while the 2007 first quarter loss ratio reflected approximately 4.8 points of catastrophic activity. The reinsurance segment’s loss ratio in the 2008 first quarter also reflected an increase in expected loss ratios across a number of lines of business and changes in the mix of business.

The underwriting expense ratio for the reinsurance segment was 28.0% in the 2008 first quarter, compared to 26.3% in the 2007 first quarter. The acquisition expense ratio for the 2008 first quarter was 21.7%, compared to 22.1% for the 2007 first quarter. The acquisition expense ratio is influenced by, among other things, the mix and type of business written and earned and the level of ceding commission income. The reinsurance segment’s other operating expense ratio was 6.3% for the 2008 first quarter, compared to 4.2% for the 2007 first quarter. The higher ratio in the 2008 first quarter primarily resulted from expenses related to the reinsurance segment’s property facultative reinsurance operation, which commenced operations during the 2007 second quarter, and a lower level of net premiums earned.